1   Exhibit 10.2
                                                   THIRD AMENDMENT
TO
FIRST AMENDED AND RESTATED LOAN AGREEMENT DATED SEPTEMBER 23, 1996 BY AND BETWEEN SABA PETROLEUM COMPANY, ET AL.
AND BANK ONE, TEXAS, N.A.
This Third Amendment to the First Amended and Restated Loan Agreement dated September 23, 1996 (this "Third Amendment") by and between SABA PETROLEUM COMPANY, a Delaware corporation, successor by merger to Saba Petroleum Company, a Colorado corporation (the "Borrower") et al., and BANK ONE, TEXAS, N.A., a national banking association (the "Bank"), is entered into on this 5th day of September 1997. W I T N E S S E T H: Borrower and Bank have entered into a First Amended and Restated Loan Agreement dated September 23, 1996, as amended by the First Amendment thereto dated November 5, 1996, and as further amended by the Second Amendment thereto dated August 28, 1997 (collectively, the "Loan Agreement"). Borrower has requested that Bank amend certain provisions of the Loan Agreement, and the Bank has agreed to such amendments to the extent expressly set forth herein. NOW, THEREFORE, in consideration of the promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Borrower and the Bank, and each intending to be legally bound hereby, the parties agree as follows: I. Specific Amendments to Loan Agreement. Article I is hereby amended by adding or replacing, as applicable, the following definitions: "Borrowing Base II" means the maximum amount that will be made available to Borrower for the development of Oil and Gas Properties of Saba Petroleum, Inc. existing on the date of the Third Amendment, as redetermined at the discretion of the Bank from time to time in accordance with Section 2.03 of this Agreement. "Borrowing Base II Loans" means Loans advanced to Borrower for purposes of developing Oil and Gas Properties of Saba Petroleum, Inc. existing on the date of the Third Amendment, not to exceed at any one time outstanding the amount of Borrowing Base II, as established from time to time hereunder. -. "Revolving Commitment Limit" means $22,500,000.00 as of the date of the Third Amendment, and such different amounts as

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are subsequently established,from time to time, pursuant to Section 2.19 hereof.
"Third Amendment" means the Third Amendment to this Agreement executed by Borrower and Bank on September 5, 1997. "Termination Date" means July 1, 2002; provided that solely with respect to Borrowing Base II Loans, "Termination Date" means September 1, 1999. Article I is further amended by deleting therefrom the definitions of "Tranche 1 Loan(s)" and "Tranche 2 Loan(s)." Section 2.01 is amended by deleting therefrom the sentence that was added after the first sentence of the second grammatical paragraph thereof, pursuant to the Second Amendment. Section 2.03 is amended by deleting the first grammatical paragraph thereof in its entirety, and inserting the following text in its place: As of August 1, 1997, Borrowing Base I is redetermined to be Nineteen Million One Hundred Thousand and No/100 Dollars ($19,100,000.00), which shall thereafter decline in the amount of $400,000.00, monthly, beginning on September 1, 1997, and continuing on the first day of each successive month thereafter until the effective date of the next redetermination of the Borrowing Base as set forth in this Section. As of the effective date of the Third Amendment, Borrowing Base II
is  redetermined  to  be  $3,400,000.00,   which  shall  thereafter  decline  by
$142,000.00 monthly beginning on November 1, 1997, and continuing on the first day of each successive month thereafter until the effective date of the next redetermination of the Borrowing Base as set forth in this Section. Section 2:13 is hereby amended to add the following sentence at the end of such Section. Upon execution of the Third Amendment, the preceding provisions of this Section shall no longer be in effect, and at that time, Borrower shall contemporaneously pay to Bank an additional facility fee of $34,000.00. Section 2.16 is amended to replace the term "Revolving Commitment," each place it appears in such Section with the term "Borrowing Base I." Article III is hereby amended by adding the following new Section 3.15 thereto: 3.15 Closing of Third Amendment. Prior to the funding of any Loans that are based on the availability resulting from the increase in the Borrowing Base pursuant to the Third Amendment, in addition to Borrower satisfying the requirements


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of the other  applicable  Sections of Article III, the Bank shall have received:
(a) a certificate of the secretary or assistant secretary of Borrower and of Saba Petroleum, Inc. attesting to the adoption of resolutions by Borrower and Saba Petroleum, Inc. authorizing the transactions evidenced by the Third Amendment. (b) a Compliance Certificate executed by Borrower. (c) such other documents and instruments as Bank may reasonably request. Section 5.20 is amended to replace the dollar amount "$6,250,000.00" that appears therein with the dollar amount "$18,000,000.00", and to replace the date "June 30, 1995," that appears three times therein with the date "June 30, 1997," in each place.

Section 6.09 is hereby amended in its entirety to read as follows: 6.09 Investments and Certain Capital Expenditure. Make Investments in, or purchase or otherwise acquire all or substantially all of the assets of any Person (including Affiliates of Borrower), or any shares of stock of, or similar interest in, any Person (including the Affiliates of Borrower), or make capital expenditures for items other than for the exploration, development or purchase of Oil and Gas Properties located in the United States or for the purchase of equipment to facilitate the production of oil or gas owned by Borrower or any of its subsidiaries, exceeding in the aggregate, in any one-year period, determined on a rolling four-quarter basis, twenty percent (20%) of Borrower's tangible net worth (as determined pursuant to Section 5.20) as of the end of -the last quarter included in such one year period . Section 6.11 is hereby amended in its entirety to read as 6.11 THIS SECTION IS INTENTIONALLY LEFT BLANK. Section 6.13 is hereby amended in its entirety to read as 6.13 THIS SECTION IS INTENTIONALLY LEFT BLANK. II. Reaffirmation of Representations and Warranties. To induce the Bank to enter into this Third Amendment, the Borrower and each Guarantor hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

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A. The execution and delivery of this Third Amendment and the performance by the
Borrower and each Guarantor of its obligations under this Third Amendment are within the Borrower's and each Guarantor's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or any Guarantor or of any agreement binding upon the Borrower or any Guarantor.
B. The Loan Agreement as amended by this Third Amendment represents the legal, valid and binding obligations of the Borrower and each Guarantor, enforceable against each in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof. III. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein. IV. Reaffirmation of Loan Agreement. This Third Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby. V. Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between the Borrower, the Guarantors and the Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. The Borrower and each Guarantor certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby further amended and the other documents previously executed or executed of even date herewith. VI. Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Third Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between the Borrower and the Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Third Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

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VII. SeverabilitY. Whenever possible each provision of this Third Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Third Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Third Amendment.
VIII. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument, and any signed counterpart shall be deemed delivered by the party executing such counterpart if sent to any other party hereto by electronic facsimile transmission.
IX. Section Captions. Section captions used in this Third Amendment are for convenience of reference only, and shall not affect the construction of this Third Amendment.
X. Successors and Assigns. This Third Amendment shall be binding upon the Borrower, each Guarantor and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, each Guarantor and the
 Bank, and the respective successors and assigns of the Bank.
XI. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to the Loan Agreement as hereby further amended or any of the other Loan Documents or to the transactions contemplated hereby.
XII. Notice. THIS THIRD AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.
BORROWER
SABA PETROLEUM COMPANY
By:  /s/ Walton C. Vance Chief Financial Officer


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BANK
BANK ONE, TEXAS, N.A.
By:/s/ Linda F. Masera
       Vice President

SABA ENERGY OF TEXAS, INCORPORATED
By:/s/Bradley T. Katzung, President

SABA PETROLEUM, INC.
By:/s/Walton C. Vance,
Secretary

SABA PETROLEUM OF MICHIGAN, INC.
By:/s/Bradley T. Katzung
President

MV VENTURES, G. P.
By: Saba Energy of Texas, Incorporated,
    Managing Partner
By:/s/ Bradley T. Katzung
       President